EXHIBIT 10

PURCHASE AGREEMENT SUPPLEMENT

October 14, 2009

Invus, L.P.

c/o The Invus Group, L.L.C.

750 Lexington Avenue (30th Floor)

New York, New York 10022

Lexicon Pharmaceuticals, Inc.

8800 Technology Forest Place

The Woodlands, Texas 77381

Attn: President and Chief Executive Officer

Re:	Purchase Agreement Supplement

Ladies and Gentlemen:

Reference is made to that certain Purchase Agreement, dated as October 8, 2009 (the “Purchase Agreement”), by and between Invus, L.P. (the “Investor”) and Lexicon Pharmaceuticals, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The Company has informed the Investor that the underwriters under the Underwriting Agreement, dated as of October 8, 2009, by and between the Company and the several underwriters party thereto have exercised their over-allotment option thereunder to purchase an additional 2,984,111 shares of Company Common Stock.

Accordingly, the Investor hereby agrees to purchase from the Company the number of additional shares of Company Common Stock specified below (the “Additional Invus Shares”) at a price per share equal to the Price to Public, for the total purchase price specified below:

Number of Shares:	2,015,888 shares of Company Common Stock

Total Purchase Price:	$3,023,832.00

The issuance, purchase and delivery of the Additional Invus Shares is being made on the basis of the same representations and warranties and on the same terms and subject to the same conditions, and is considered a part of, the sale of the Invus Shares. The closing of the sale of the Additional Invus Shares shall take place at a time and place to be mutually agreed to by the parties.

The Purchase Agreement is hereby amended by replacing the references therein to Sections 4(b), (c), (d) and (e) of the Underwriting Agreement with references to Sections 5(b), (c), (d) and (e) of the Underwriting Agreement, respectively.

This supplement to the Purchase Agreement shall be deemed to satisfy the Company’s obligations under the Stockholders’ Agreement with respect to the delivery of a Notice of Issuance with respect to the Additional Invus Shares.

This supplement shall automatically terminate upon any termination of the Purchase Agreement and shall be interpreted as a part of and in accordance with the Purchase Agreement.

[Signature Page Follows]

Sincerely, INVUS, L.P., a Bermuda limited partnership

By:	/S/ RAYMOND DEBBANE
Name:	Raymond Debbane
Title:	President, Invus Advisors, L.L.C., its General Partner

Accepted and agreed to: LEXICON PHARMACEUTICALS, INC., a Delaware corporation

By:	/S/ JAMES F. TESSMER
Name:	James F. Tessmer
Title:	Vice President of Finance and Accounting